Exhibit 10.12
June 21st, 2016
To: Vaibhav Agarwal
7 Breaker Lane
Redwood City, CA 94065
Re: Offer Letter
Dear Vaibhav,
It is my pleasure to offer you a full-time exempt position with RingCentral, Inc., a Delaware corporation (the “Company” or “RingCentral”), as VP & Corporate Controller, reporting to Mitesh Dhruv, SVP of Finance & Strategy.
Your starting on-target cash compensation plan will be $286,000 composed as follows:
•Salary. Annual gross base salary of $ $220,000 per year (subject to standard withholding and payroll deductions), payable semi-monthly in accordance with the Company’s payroll policies.
•MBO Performance Bonus.
◦On a quarterly basis, you shall be eligible to receive a management-by-objective (MBO) bonus in the target gross amount of up to 30% of your base salary (up to $ 66,000 per year).
◦On or about the 15th day of each applicable quarterly review period, you and the Company will meet, confer and mutually agree in writing on your individual quarterly MBO performance milestone(s).
◦All MBO performance bonuses shall be paid within 60 days after the end of each quarterly review period. At the end of each quarterly review period, you will deliver to the Company a written summary showing in reasonable detail the extent to which your milestone(s) were satisfied in the applicable review period. If the Company and you disagree about whether an MBO milestone has been achieved, you and the Company shall promptly meet and confer in good faith to attempt to resolve the matter on mutually agreeable terms.
•RSUs. Subject to approval of the Company’s board (or a committee approved by the board), you will be granted 12,500 restricted stock units (RSUs) for shares of the Company’s Class A common stock. Your RSUs shall be subject to the terms of the Company’s 2013 Equity Incentive Plan (the “2013 Plan”) and the form of RSU agreement approved for making grants thereunder. All of your RSUs shall vest over an approximately 4-year period as follows: provided you remain an employee of the Company, 25% of the RSUs shall vest on the Quarterly RSU

Vesting Date (defined below) that occurs in the same calendar quarter as the first anniversary of the Vesting Commencement Date (i.e., your employment Start Date), and 1/16th of the RSUs shall vest on each Quarterly RSU Vesting Date thereafter over the following three years. The Quarterly RSU Vesting Dates are February 20, May 20, August 20 and November 20 of each year.
•Benefits. You will be eligible to participate in the Company’s standard health and benefits plan and will be provided with 9 Company holidays and 15 days of paid-time off in accordance with the Company’s policies for other employees of your position. When you begin employment, you will be provided with the Company Employee Handbook, which contains a description of the Company’s payroll, benefits, vacation and other Company policies.
As a condition of your employment, you will need to sign our standard employee invention assignment and confidentiality agreement (“PIIA”) and other standard Human Resources documents, as requested by the Company.
For purposes of federal immigration law, you may be required to provide to us documentary evidence of your identity and eligibility for employment in the United States. You must provide such documentation to us within three (3) business days of request as a condition of this offer and of your employment. Your failure to comply with this condition gives us the right to immediately terminate this offer and our employment relationship with you.
Your continual employment with the Company at all times is strictly “at will.” This means that you may terminate your employment with the Company at any time and for any reason whatsoever, simply by notifying the company. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. In case of any such termination, the Company is under no obligation to pay you a severance and the Company shall have no outstanding obligations to you. This at-will employment relationship cannot be changed except in writing, signed by the Chief Executive Officer or General Counsel of the Company.
In the unlikely event of a dispute between the Company and you arising out of or related to your employment, including any matter related to the stock options, or the termination of your employment for any reason whatsoever, we each agree to submit our dispute to binding arbitration in the County of San Mateo, California under the Federal Arbitration Act if we are unable to resolve the dispute after meeting and conferring in good faith within 45 days. This means that there will be no court or jury trial of disputes between us concerning your employment or the termination of your employment. To the extent any such prospective arbitration concerns claims arising out of your employment with the Company, the Company will pay all of the arbitration costs. This agreement to arbitrate is intended to be broad (and covers, for example, claims under state and federal laws prohibiting discrimination on the basis of race, sex, age, disability, family leave, etc.), subject to applicable limitations provided under state law. The agreement to arbitrate shall not be applicable to the enforcement of the PIIA concerning confidential information and ownership of inventions. The terms of your employment will be governed by California law.

Your employment start date shall be 07/5/2016 (the “Start Date”) unless we otherwise mutually agree, and subject at all times to a clear background check and eligibility to work in the United States.
If not accepted by 5:00 PM PDT on 6/23/2016, this offer will expire in its entirety.
I really look forward to working with you. We have high hopes that you will contribute in a very tangible and visible manner to our continued success.

Sincerely,              ACCEPTED:
/s/ Clyde Hosein             /s/ Vaibhav Agarwal

EVP & CFO & Acting Head of HR Vaibhav Agarwal
RingCentral, Inc.